                                                Filed Pursuant to Rule 424(b)(1)
                                                Registration No. 333-42688


                  Subject to completion, dated July 31, 2000

PROSPECTUS

                      AMERICAN SUPERCONDUCTOR CORPORATION

                         37,500 SHARES OF COMMON STOCK

                              ___________________

          This prospectus relates to resales of shares of common stock previously issued by American Superconductor Corporation to Integrated Electronics, LLC in connection with our acquisition of substantially all of the assets of Integrated Electronics, and which Integrated Electronics subsequently distributed to its members.

          We will not receive any proceeds from the sale of the shares.

          The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

          Our common stock is traded on the Nasdaq National Market under the symbol "AMSC."

                              ___________________

          Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

                              ___________________

          The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ___________________

                The date of this prospectus is August 11, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
PROSPECTUS SUMMARY..........................................................  3
THE OFFERING................................................................  4
RISK FACTORS................................................................  5
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........................  8
USE OF PROCEEDS.............................................................  9
SELLING STOCKHOLDERS........................................................  9
PLAN OF DISTRIBUTION........................................................ 10
LEGAL MATTERS............................................................... 11
EXPERTS..................................................................... 11
WHERE YOU CAN FIND MORE INFORMATION......................................... 11
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................. 12

     American Superconductor Corporation's executive offices are located at Two Technology Drive, Westborough, Massachusetts, 01581, our telephone number is
(508) 836-4200 and our Internet address is www.amsuper.com The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "American Superconductor," "we," "us," and "our" refer to American Superconductor Corporation and its subsidiaries.

     The American Superconductor name and logo and the names of our products are trademarks or registered trademarks of American Superconductor Corporation.
This prospectus also includes trademarks of other companies.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.
The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                              PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                            AMERICAN SUPERCONDUCTOR

     We are a world leader in developing and manufacturing products using superconducting materials and power electronic devices for electric power applications. Superconducting materials are perfect conductors of electricity when they are cooled below a critical temperature. We sell our products to electrical equipment manufacturers, industrial power users and businesses that produce and deliver power. Our products, and products sold by electrical equipment manufacturers that incorporate our products, can:

     . dramatically increase the capacity and reliability of power delivery networks;

     . significantly reduce the manufacturing costs of electrical equipment such as motors and generators;

     .    improve the quality of electric power delivered to industrial sites;

     . lower electrical operating costs and increase productivity for industrial power users; and

     . conserve resources such as oil, gas and coal, which are used to produce electricity, by conducting electricity more efficiently.

     We believe there will be significant market demand for our products because of the following factors:

     .    there is an increasing demand for power by businesses and consumers;

     .    the current power delivery infrastructure is constrained; and

     . the reliability and quality of the power being delivered is becoming increasingly important.

     Our core product is high temperature superconducting wire, or HTS wire, which, when cooled to very low temperatures, carries more than 100 times the electrical current carried by copper wire of the same dimensions. We believe that an important application for our HTS wire will be high-capacity power cables, which are the backbone of the power delivery infrastructure. We also develop and manufacture products that incorporate HTS wire, such as HTS coils for use in motors and generators. The performance levels and mechanical properties of our HTS wire are sufficient today to meet the technical needs for applications such as cables for urban power delivery systems and very high horsepower motors (over 5,000 horsepower). We expect the first use of our HTS wire in power cables for a utility network will occur in early calendar year 2001, when Pirelli plans to install three 400-foot HTS power cables in a Detroit substation in replacement of nine copper-wire cables. We believe this project will be an important demonstration of the commercial viability of HTS power cables. Rockwell Automation Power Systems is testing a prototype 1,000 horsepower HTS motor using our wire in their facility. We expect this motor will be used later in an industrial site, and we believe this will provide a significant demonstration of the commercial viability of HTS motors.

     We also manufacture and sell commercial superconducting magnetic energy storage, or SMES, systems for the power quality and reliability markets. Our power quality SMES, or PQ-SMES, products, which incorporate low temperature superconductor (LTS) electromagnets and HTS wire, protect industrial power users from the adverse effects of momentary drops in voltage in power networks by quickly releasing large quantities of power from a storage coil to restore the voltage to its normal level. We sold our first commercial PQ-SMES unit in June 1997, and as of March 31, 2000 we had 10 PQ-SMES units in use by customers requiring high-quality power to maintain sensitive industrial processes in industries including paper, plastics and automotive parts manufacturing, and to maintain critical information processing, military and research applications. We also have received orders for four additional PQ- SMES units, three of these from two semiconductor customers seeking to protect their facilities from being shut down due to momentary sags in voltage, and one from a utility that will use the unit initially in a demonstration site. In February 1999, we launched a new product that we call distributed SMES, or D-SMES, which uses the same basic components as PQ-SMES but which is used at substations within large-scale transmission networks to protect them against power reliability problems such as voltage instability and low voltage problems. As of March 31, 2000, we had received orders for eight D-SMES units.

     On June 1, 2000, we acquired the assets of Integrated Electronics, LLC of Milwaukee, Wisconsin, a manufacturer of power electronic converters that utilize state-of-the-art power semiconductors. Integrated Electronics has been one of our co-developers and suppliers of advanced power electronic converter modules for use in our SMES product line, which is manufactured in Madison, Wisconsin. Power electronic converters are key components in SMES systems. We believe that this acquisition strengthens our internal power electronics technology base. We plan to expand our power electronics technology base and develop new products for other market segments where power technologies are important. The focus will remain on high-end applications, primarily at power levels greater than 100 kilowatts. Future applications of our power electronic products may include electric motor drives; transportation systems such as locomotives, ships, electric or hybrid electric vehicles; distributed generating equipment, including fuel cells and micro-turbines; and energy storage applications such as flywheels and batteries.

     We plan to use a portion of the $205.6 million in net proceeds from our March 2000 stock offering to increase our manufacturing capacity for HTS wire, to provide wire for demonstrations of applications such as cables and motors in the near term, to achieve reduced manufacturing costs associated with higher volume production, and to have the wire production capacity in place as the commercial viability of various applications is demonstrated. We also plan to use a portion of the net proceeds to increase our manufacturing capacity for our SMES products.

     We will not receive any proceeds from the sale of the shares by the selling stockholders in this offering.

                                 THE OFFERING

Common Stock offered by the selling
stockholders..............................   37,500 shares

Use of proceeds...........................   American Superconductor will not
                                             receive any proceeds from the sale
                                             of shares in this offering

Nasdaq National Market symbol.............   AMSC

                                 RISK FACTORS

       Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

We have a history of operating losses and we expect to continue to incur losses in the future.

       We have been principally engaged in research and development activities. We have incurred net losses in each year since our inception. Our net loss for fiscal 1998, fiscal 1999 and fiscal 2000 was $12,378,000, $15,326,000 and
$17,598,000, respectively. Our accumulated deficit as of March 31, 2000 was $106,816,000. We expect to continue to incur operating losses in the next year and we may never become profitable.

There are a number of technological challenges that must be successfully addressed before our superconducting products can gain widespread commercial acceptance.

       Many of our products are in the early stages of commercialization and testing, while others are still under development. We do not believe any company has yet successfully developed and commercialized significant quantities of HTS wire or wire products. There are a number of technological challenges that we must successfully address to complete our development and commercialization efforts. For example, we face engineering challenges in producing HTS wire in longer lengths and commercial quantities. We also believe that several years of further development in the cable and motor industries will be necessary before a substantial number of additional commercial applications for our HTS wire in these industries can be developed and proven. We may also need to improve the quality of our HTS wire to expand the number of commercial applications for it. We may be unable to meet such technological challenges. Delays in development, as a result of technological challenges or other factors, may result in the introduction of our products later than anticipated.

The commercial uses of superconducting products are very limited today, and a widespread commercial market for our products may not develop.

       To date, there has been no widespread commercial use of HTS products. Although LTS products are currently used in several commercial applications, commercial acceptance of LTS products, other than for medical magnetic resonance imaging and superconducting magnetic energy storage products, has been significantly limited by the cooling requirements of LTS materials. Even if the technological hurdles currently limiting commercial uses of HTS and LTS products are overcome, it is uncertain whether a robust commercial market for those new and unproven products will ever develop. It is possible that the market demands we currently anticipate for our HTS and LTS products will not develop and that superconducting products will never achieve widespread commercial acceptance.

We expect to spend significant amounts on the expansion of our manufacturing capacity, and our expansion projects may not be successful.

       In anticipation of significantly increased demand for our products, we have announced plans to build a facility exclusively dedicated to HTS wire manufacturing at the Devens Commerce Center in Devens, Massachusetts. Over the next two years, we plan to use a portion of the net proceeds from our March 2000 stock offering to buy land, construct a building and purchase equipment for the new HTS wire manufacturing facility in Devens, and for a new SMES manufacturing facility. We can only estimate the costs of these projects, and the actual costs may be significantly in excess of our estimates. In addition, we may be unable to lease suitable space for our new facilities on commercially acceptable terms, the completion of those new facilities may be delayed, or we may experience start-up difficulties or other problems once those facilities become operational. Finally, if increased demand for our products does not materialize, we will not generate sufficient revenue to offset the cost of establishing and operating these facilities.

We have no experience manufacturing our products in commercial quantities.

       To be financially successful, we will have to manufacture our products in commercial quantities at acceptable costs while also preserving the quality levels achieved in manufacturing these products in limited quantities. This presents a number of technological and engineering challenges for us. We cannot assure you that we will be successful in developing product designs and manufacturing processes that permit us to manufacture our HTS and SMES products in commercial quantities at commercially acceptable costs while preserving quality. In addition, we may incur significant start-up costs and unforeseen expenses in our product design and manufacturing efforts.

We have historically focused on research and development activities and have limited experience in marketing and selling our products.

       We have been primarily focused on research and development of our superconducting products. Consequently, our management team has limited experience directing our commercialization efforts which are essential to our future success. To date, we only have limited experience marketing and selling our products, and there are very few people anywhere who have significant experience marketing or selling superconducting products. Once our products are ready for commercial use, we will have to develop a marketing and sales organization that will effectively demonstrate the advantages of our products over both more traditional products and competing superconducting products or other technologies. We may not be successful in our efforts to market this new and unfamiliar technology, and we may not be able to establish an effective sales and distribution organization.

       We may decide to enter into arrangements with third parties for the marketing or distribution of our products, including arrangements in which our products, such as HTS wire, are included as a component of a larger product, such as a motor. If we do so, the financial benefits to us of commercializing our products would be dependent on the efforts of others. We may not be able to enter into marketing or distribution arrangements with third parties on financially acceptable terms, and third parties may not be successful in selling our products or applications incorporating our products.

We depend on our strategic relationships with our corporate partners for the successful development and marketing of applications for our superconducting products.

       Our business strategy depends upon strategic relationships with corporate partners, which are intended to provide funding and technologies for our development efforts and assist us in marketing and distributing our products. Although we currently are party to a number of strategic relationships, we may not be able to maintain these relationships, and these relationships may not be technologically or commercially successful.

       We have an agreement with Pirelli relating to HTS wire for cables used to transmit both electric power and control signals. In general, we are obligated to sell our HTS cable wire exclusively to Pirelli, and Pirelli is obligated to buy this HTS wire exclusively from us or to pay us royalities for any of this wire that it manufactures for use in these applications anywhere in the world other than Japan. Pirelli continues to provide us with substantial funding and has been critical in assisting us in the development and commercialization of HTS cable wire. Consequently, we are significantly dependent on Pirelli for the commercial success of this cable wire in these applications.

       As we move toward commercialization of several of our products, we plan to use strategic alliances as an important means of marketing and selling our products. We may not be successful in establishing these relationships, and any strategic relationships established may not provide us with the commercial benefits we anticipate. See "Business--Strategic Relationships, Research Arrangements and Government Contracts" for a description of our significant strategic relationships.

Our products face intense competition both from superconducting products developed by others and from traditional, non-superconducting products and alternative technologies.

       As we begin to market and sell our superconducting products, we will face intense competition both from competitors in the superconducting field and from vendors of traditional products and new technologies. There are many companies in the United States, Europe, Japan and Australia engaged in the development of HTS products, including 3M, Siemens, Alcatel and Sumitomo Electric Industries. The superconducting industry is characterized by rapidly changing and advancing technology. Our future success will depend in large part upon our ability to keep pace with advancing HTS and LTS technology and developing industry standards. In addition, our SMES products compete with a variety of non-superconducting products such as dynamic voltage restorers and battery-based power supply systems. Research efforts and technological advances made by others in the superconducting field or in other areas with applications to the power quality and reliability markets may render our development efforts obsolete. Many of our competitors have substantially greater financial resources, research and development, manufacturing and marketing capabilities than we have. In addition, as the HTS, power quality and power reliability markets develop, other large industrial companies may enter those fields and compete with us. See "Business--Competition" for more information on the competition we face.

Third parties have or may acquire patents that cover the high temperature superconducting materials we use or may use in the future to manufacture our products.

       We expect that some or all of the HTS materials and technologies we use in designing and manufacturing our products are or will become covered by patents issued to other parties, including our competitors. If that is the case, we will need either to acquire licenses to these patents or to successfully contest the validity of these patents. The owners of these patents may refuse to grant licenses to us, or may be willing to do so only on terms that we find commercially unreasonable. If we are unable to obtain these licenses, we may have to contest the validity or scope of those patents to avoid infringement claims by the owners of these patents. It is possible that we will not be successful in contesting the validity or scope of a patent, or that we will not prevail in a patent infringement claim brought against us. Even if we are successful in such a proceeding, we could incur substantial costs and diversion of management resources in prosecuting or defending such a proceeding. See "Business-- Patents, Licenses and Trade Secrets" for more information on this subject.

There are numerous patents issued in the field of superconducting materials and our patents may not provide meaningful protection for our technology.

       We own or have licensing rights under many patents and pending patent applications. However, the patents that we own or license may not provide us with meaningful protection of our technologies, and may not prevent our competitors from using similar technologies, for a variety of reasons, such as:

       . the patent applications that we or our licensors file may not result in patents being issued;

       .   any patents issued may be challenged by third parties; and

       . others may independently develop similar technologies not protected by our patents or design around the patented aspects of any technologies we develop.

Moreover, we could incur substantial litigation costs in defending the validity of our own patents. We also rely on trade secrets and proprietary know-how to protect our intellectual property. However, our non-disclosure agreements and other safeguards may not provide meaningful protection for our trade secrets and other proprietary information. See "Business--Patents, Licenses and Trade Secrets" for more information on this subject.

Our success is dependent upon attracting and retaining qualified personnel.

       Our success will depend in large part upon our ability to attract and retain highly qualified research and development, management, manufacturing, marketing and sales personnel. Hiring those persons may be especially difficult due to the specialized nature of our business. In addition, the demand for qualified personnel is particularly acute in the New England and Wisconsin areas, where most of our operations are located, due to the currently low unemployment rate in these regions.

       We are particularly dependent upon the services of Dr. Gregory J. Yurek, our co-founder and our Chairman of the Board, President and Chief Executive Officer, and Dr. Alexis P. Malozemoff, our Chief Technical Officer. The loss of the services of either of those individuals could significantly damage our business and prospects.

Our common stock may experience extreme market price and volume fluctuations.

       The market price of our common stock has historically experienced significant volatility and may continue to experience such volatility in the future. Factors such as technological achievements by us and our competitors, the establishment of development or strategic relationships with other companies, our introduction of commercial products, and our financial performance may have a significant effect on the market price of our common stock. In addition, the stock market in general, and the stock of high technology companies in particular, have in recent years experienced extreme price and volume fluctuations, which are often unrelated to the performance or condition of particular companies. Such broad market fluctuations could adversely affect the market price of our common stock. Following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against a company. If we become subject to this kind of litigation in the future, it could result in substantial litigation costs, a damages award against us and the diversion of our management's attention.

We have anti-takeover provisions which may make it difficult for a third party to acquire us.

       We have adopted a shareholders rights plan, and we are subject to the provisions of an anti-takeover statute under Delaware law. Those provisions may make it more difficult for a third party to acquire us, even if such an acquisition might be favored by many of our stockholders. See "Description of Capital Stock" for a description of those provisions.

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

       This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders.

     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                             SELLING STOCKHOLDERS

     We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of substantially all of the assets of Integrated Electronics on June 1, 2000. Integrated Electronics subsequently distributed the shares to the selling stockholders in the form of a stock dividend. The following table sets forth, to our knowledge, certain information about the selling stockholders as of June 30, 2000.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                    Shares of Common Stock       Number of Shares     Shares of Common Stock to be
                                 Beneficially Owned Prior to      of Common Stock       Beneficially Owned After
Name of Selling stockholders             Offering (1)              Being Offered            Offering (1)(2)
----------------------------    -----------------------------   ------------------   ------------------------------
                                 Number           Percentage                          Number            Percentage
----------------------------    --------         ------------   ------------------   --------          ------------
Jeffrey A. Reichard              33,750                *               33,750            0                   0%

Nathan L. Jobe                    3,750                *                3,750            0                   0%

__________________________
* Less than one percent.

(1) Of the total shares of common stock listed as owned by the selling stockholders, a total of 9,375 shares are held in an escrow account to secure indemnification obligations of Integrated Electronics and the selling stockholders to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to the selling stockholders on March 1, 2001. The number of shares indicated as owned by each of the selling stockholders includes those shares (representing 25% of the number of shares listed as beneficially owned by each selling stockholder) which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

(2) We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

     None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that in connection with our acquisition of Integrated Electronics, we entered into employment agreements with Jeffrey Reichard and Nathan Jobe, members of Integrated Electronics, under which each will perform certain services for us.


                             PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     . block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     .    in privately negotiated transactions; and

     .    in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholderss in amount to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) June 1, 2001.

                                 LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

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

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

          (1)  Our Annual Report on Form 10-K for the year ended March 31, 2000;

          (2) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

          (3) The description of our common stock contained in our Registration Statement on Form 8-A filed on November 5, 1991.

     You may request a copy of these documents, which will be provided to you at no cost, by contacting:

               American Superconductor Corporation
               Two Technology Drive
               Westborough, MA 01581
               Attention: Investor Relations
               Telephone: (508) 836-4200

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